Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                   EXHIBIT 10.10

                                                                           Final

               AMENDED AND RESTATED MARKETING AND SALES AGREEMENT

     This Amended and Restated Marketing and Sales Agreement ("Agreement") between WORLDMED SHARED SERVICES, INC. d/b/a PSS WORLD MEDICAL SHARED SERVICES, INC. ("PSS"), with its offices at 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, and athenahealth, Inc., a Massachusetts corporation ("Athena"), with offices at 311 Arsenal Street, Watertown, MA 02472, (the "Parties") is effective this 24th day of May, 2007 ("Effective Date").

     WHEREAS Athena, a developer of innovative web-based solutions for practice automation, billing and collections needs, and PSS, an independent marketing and sales organization, entered into a Marketing and Sales Agreement, effective December 12, 2006 (the "Initial Agreement"), pursuant to which Athena and PSS established a relationship whereby PSS promotes and arranges for initial orders for Athena's services to existing and prospective customers.

     WHEREAS Athena and PSS desire to amend and restate the Initial Agreement and accept the rights, obligations and covenants set forth in this Agreement in lieu of their respective rights, obligations and covenants under the Initial Agreement.

     THEREFORE PSS and Athena agree to the following terms and conditions:

1    DEFINITIONS

     The following terms have the meaning indicated here when used in this
     Agreement:

          1.1 "Affiliate": means, with respect to either Party, any person, firm, corporation or other legal entity which controls or is controlled by or under common control with such Party.

          1.2 "Bolt-On" means a software module that is an enhancement to an existing practice management information system (PMIS) or billing system or service, and that does not, alone or in conjunction with other Bolt-On modules, perform substantially all of the functions of such a system or service or otherwise constitute a replacement for such system or service.

          1.3 "Generally Available" refers to a Clinical Cycle Service developed by Athena that (i) has been CCHIT certified; (ii) is a stand-alone service offered without the requirement that the customer purchase any Revenue Cycle Service and (iii) has been released to the Athena sales force for general sale to prospective customers for implementation within six months of the sale.

          1.4 "Change of Control" means, with respect to either Party the consummation of (1) the dissolution or liquidation of such Party,
               (2) the sale of all or substantially all of the assets of such Party on a consolidated basis to an unrelated person or entity,
               (3) a merger, reorganization or consolidation in which the outstanding shares of stock are converted into or exchanged for securities of the successor entity and the holders of such Party's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (4) the sale of all or a majority of the stock of the Party to an unrelated person or entity in a single transaction or series of related transactions, or (5) any other transaction or series of related transactions in which the holders of the Party's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Party or a successor entity immediately upon completion of the transaction.

          1.5 "Clinical Cycle Services" means Athena's athenaClinicals service as it is defined from time to time by Athena in its standard service specifications, or other Athena services relating to the management of clinical processes as may be set forth from time to time in an addendum to this Agreement.

          1.6 "Contract Year" means each consecutive 12 month period during the term of this Agreement, commencing on the first day of the first month beginning after the Effective Date.

          1.7 "Distribution Business" means (i) any business or subsidiary thereof which has, as its primary source of revenue, revenue from the Distribution Market including, without limitation, any of McKesson Corporation, Henry Schein, Inc. or Cardinal Health, Inc., or any affiliate, successor or assign of any of the foregoing which entity has, as its primary source of revenue, revenue from the Distribution Market, and (ii) Significant Competitors. For purposes of this Section 1.7, the term "Significant Competitors shall mean businesses that (a) have a significant source or their revenue derived from the Distribution Market such that PSS reasonably and in good faith determines them to be significant competitors to PSS in the Distribution Market (regionally or nationally), and (b) are listed on Exhibit F hereto, as amended from time to time. The Parties shall meet within 30 days of the date hereof to agree in good faith upon the initial list for Exhibit F. At any time during the term of this Agreement, PSS may suggest additions to Exhibit F to the extent that additional businesses, in PSS's good faith judgment, are significant competitors to PSS in the Distribution Market regionally or nationally. Athena shall in good faith consider such suggestion and, within a reasonable period notify PSS of its agreement or disagreement with such suggestion, provided that Athena shall not unreasonably withhold its agreement. Athena shall use commercially reasonable efforts to terminate any existing arrangement with any such business as promptly as practicable. Upon such agreement, and upon the termination of any such existing arrangement, if applicable, the parties will execute an amendment to Exhibit F including the names of the suggested additions.

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Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.


          1.8 "Distribution Market" means the business of distributing medical and surgical supplies to the physician ambulatory care market in the Territory.

          1.9 "Estimated Contract Value" means, with respect to a PSS Order or customer contract with a Practice, an amount equal to the estimated aggregate of annual recurring revenue to Athena from such PSS Order or customer contract, such estimate to be calculated by Athena using the same methodology that Athena uses to calculate commissions for its internal sales force.

          1.10 "Initial Sale" means a contract by a Practice for purchase of any Services that is the first contract of that Practice for any services with Athena.

          1.11 "Order" means an Athena-approved contract form fully filled out and executed by a PSS Lead for an Initial Sale, accompanied by a cash deposit from the Practice in the amount requested by Athena. Orders may be accepted by Athena only at its home office and only by its President or his or her designee. No Athena sales personnel are authorized to accept any Order.

          1.12 "Practice" means an office-based physician practice that: has its principle place of business within the Territory, is not on any exclusion list of the United States or any state government or any government agency, is not a governmental entity and does not bill government payors on a cost or other pass-through basis. Practices may also be referred to as "End-Users".

          1.13 "Proposal" means a document prepared by Athena and provided to PSS proposing contractual terms and conditions to PSS Leads.

          1.14 "PSS/Athena Customers" shall mean PSS Leads who execute an Order during the term of this Agreement which Order is accepted and executed by Athena.

          1.15 "PSS Leads" means those Practices who are registered by Athena as such pursuant to the provisions of Sections 7.2 and 7.3 hereof.

          1.16 "PSS Order" means an Order executed by a PSS Lead.

          1.17 "PSS Bookings" for any period means the aggregate Estimated Contract Value of PSS Orders executed by Athena during the period.

          1.18 "Revenue Cycle Exclusivity Date" means the earlier of (i) two years from the Effective Date or (ii) the date upon which Athena has executed an aggregate of at least * contracts to provide Services to PSS Leads which were obtained using the Virtual Sales Method.

          1.19 "Revenue Cycle Services" means Athena's athenaCollector(SM) service as defined from time to time by Athena in its standard service specifications, or

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

               other Athena services relating to physician practice management as may be set forth from time to time in an addendum to this Agreement.

          1.20 "Services" means Revenue Cycle Services and Clinical Cycle Services.

          1.21 "Similar Services" means Similar Revenue Cycle Services and Similar Clinical Cycle Services.

          1.22 "Similar Revenue Cycle Services" means a third party's systems, software or services that perform or facilitate physician practice management, patient registration; patient scheduling; bill or accounts receivable generation and tracking; practice financial performance reporting; recovery of patient demographic, insurance and charge data; charge posting; tracking or follow- up on collections; and/or any other activity that is a substitute for some or all of the Revenue Cycle Services.

          1.23 "Similar Clinical Cycle Services" means a third party's systems, software or services that perform or facilitate the management of key clinical processes, including medical record documentation, order management, results processing, fax categorization and access to aggregated clinical patient information, and/or any other activity that is a substitute for some or all of the functionality of the Clinical Cycle Services.

          1.24 "Territory": USA

          1.25 "Virtual Sales Method" means Athena's method of selling its Services using the internet and telephone sales, without the intervention of a face-to-face sales call by Athena sales personnel, provided that presence of Athena personnel for sales coaching or training, including but not limited to presence under
               Section 2.1(c) below, will not constitute a face-to-face sales call by Athena.

2    IMPLEMENTATION; APPOINTMENT

          2.1 Athena shall, at its cost and expense, make the following contributions during the rollout of the sales of Services by PSS:

          (a) Athena shall allocate $* toward the establishment of an incentive plan adopted by PSS for PSS Sales Reps in connection with the performance of PSS's sales, marketing and promotion obligations under this Agreement, with such incentives and award to be distributed by PSS by the end of the first Contract Year.

          (b) During the first Contract Year, Athena shall co-sponsor 6-8 training sessions for "expert" PSS Reps, to be conducted at sites selected by PSS, Athena will share equally with PSS in the payment of pre-approved expenses in connection with such training sessions.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

          (c) Athena shall provide competent personnel to accompany the top performing 50% of PSS Reps (as designated by PSS) for two days of sales calls during the first Contract Year.

          (d) During the first Contract Year, Athena will conduct on-line education for the PSS Reps on times and at a frequency that shall be mutually determined.

          2.2 On or before May 30, 2007, PSS shall (a) conduct a meeting with all of its Sales Reps in connection with the formal introduction and implementation of its sales and marketing plan for the Services and (b) allocate a mutually agreeable number of Sales Reps who focus on healthcare information technology and the Services to be trained by Athena staff members in connection with the performance of PSS's duties and obligations under this Agreement. Additionally, PSS shall, within 30 days after the Effective Date, establish a commission structure reasonably acceptable to Athena in which any commission rate payable to a PSS Sales Rep with respect to a sale of Revenue Cycle Services shall be at least *% greater than any commission rate payable to such Sales Rep with respect to a sale of Similar Revenue Cycle Services. The same commission structure shall apply to the Clinical Cycle Services as compared to Similar Clinical Cycle Services; provided that once the Clinical Cycle Services become Generally Available with respect to a particular medical specialty, any commission rate payable to a PSS Sales Rep with respect to a sale of Clinical Cycle Services to such medical specialty shall be at least *% greater than any commission rate payable to such Sales Rep with respect to a sale of Similar Clinical Cycle Services.

          2.3 Athena hereby grants PSS (including its Affiliates) the non-exclusive right to distribute, sell, market and promote the Services only in the Territory, subject to the terms and conditions of this Agreement. PSS shall ensure that its sale representatives ("PSS Sales Reps") are required to comply with the terms and conditions of this Agreement. Except as otherwise specifically set forth herein, PSS shall not be precluded from marketing or selling Similar Services.

3    RELATIONSHIP; EXCLUSIVITY

          3.1 The relationship of PSS to Athena shall be that of an independent contractor engaged in marketing and selling the Services to PSS's current and prospective customers.

          3.2 Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Parties. Neither the making nor the performance of this Agreement shall be construed in any manner to have established a joint venture or partnership.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

          3.3 Neither Party shall hold itself out as the agent of the other, nor shall they incur any indebtedness or obligations in the name of, or which shall be binding on the other, without the prior written consent of the other. Each Party assumes full responsibility for its own personnel under laws and regulations of the governmental authorities of the competent jurisdiction.

          3.4 Both Parties shall comply with all laws, regulations and orders relating to its performance under this Agreement, including without limitation all anti-fraud and anti-kickback laws, regulations and orders. PSS and Athena each agrees, warrants and certifies that in performance of this Agreement it will fully comply with the provisions of the Social Security Act, Section 1128B(b) (42 U.S.C. Section 1320a-7b(b)) which prohibit the knowing or willful offer, solicitation or receipt of any remuneration, including discounts and/or rebates, directly or indirectly, in return for purchasing, leasing or ordering, or arranging for or recommending the purchase, lease or order, of any services or items, including any Services, for which payment may be made in whole or in part under a federal health care program.

          3.5 Without limiting the generality of 3.4, neither Party shall directly or indirectly, pay any compensation, amounts, benefits or other consideration to any employee of the other Party, or any family member of the other Party's employee, (other than customary gifts valued under $100 in the course of one year, and business meals in the ordinary course) without the express written consent of such Party. The provisions of this Section shall survive termination or expiration of this Agreement for any reason.

          3.6 Athena agrees not to send any product, or marketing materials or other communications (including without limitation, email, voice mail, direct mail or fax) to a Group of PSS's employees or agents without prior written approval from PSS. For purposes of this Section, a "Group" is defined as more than five people receiving the same or similar communication. The provisions of this Section shall survive termination or expiration of this Agreement for any reason.

          3.7 Notwithstanding anything to the contrary in this Agreement, during the term of this Agreement, Athena (a) shall not permit any of its marketers, resellers or distributors to assign or otherwise make available their rights under any of their agreements with Athena to a Distribution Business which would effectively allow the Distribution Business to market, sell or distribute any of the Services; (b) shall not enter into a distribution arrangement with any business which has, as its primary source of revenue, the manufacture of medical and surgical supplies for the physician ambulatory care market in the Territory unless such arrangement provides a commission rate payable to such manufacturer for the sale of Services which is at least *% less than the commission rate payable to PSS hereunder; (c) shall not contract for, agree with or accept compensation from any Distribution Business for the sale of any medical, surgical or pharmaceutical products to its customers,
               (d)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

               shall not sell, promote, market, contract for, or agree with any Distribution Business other than PSS to provide services that are substantially similar to the services provided by PSS under this Agreement, and (e) shall not contract for, agree with or grant any rights to any Distribution Business other than PSS to sell, resell, offer for sale or distribute any Services within the Territory, and Athena shall ensure that any such arrangements in effect prior to the Effective Date shall have expired or shall have been terminated as of the Effective Date, such that PSS shall be the sole and exclusive Distribution Business with whom Athena has a sales and marketing arrangement with respect to the Services. For the avoidance of doubt, except as otherwise provided in this Section 3.7, Athena reserves the right to sell, in the Territory and elsewhere, to Practices and others, all of the Services, directly or through any and all resellers, distributors, representatives, employees or other agents or contractors selected or appointed at any time by Athena.

          3.8 PSS will not be entitled to any commission with respect to any sale made or Order obtained by Athena other than with respect to a PSS Lead as set forth herein. Notwithstanding the foregoing, Athena agrees it shall not directly or indirectly market, solicit, offer or sell medical supply products (not including the Services or Similar Services) to any third party, without PSS's prior written consent.

          3.9 From and after the Revenue Cycle Exclusivity Date, except as set forth in this paragraph PSS shall not contract or enter into any partnership with any business that is a provider of Similar Revenue Cycle Services (a "Revenue Cycle Vendor") other than Athena. On or before the Revenue Cycle Exclusivity Date, any and all contracts and partnership arrangements between PSS and any other Revenue Cycle Vendors in effect as of the Effective Date or entered into between the Effective Date and the Revenue Cycle Exclusivity Date (other than arrangements in connection with a Bolt- On as set forth in Section 3.10 below) shall have expired or shall have been terminated, such that Athena shall be the sole and exclusive Revenue Cycle Vendor with whom PSS has a sales and marketing arrangement. Notwithstanding the foregoing, PSS may enter into and continue contracts or partnership arrangements with respect to Bolt-On products or services, as long as such arrangements provide that the commission rate payable to PSS Reps in connection with the sale of such Bolt-On products is at least *% less than the commission rate payable in connection with the sale of the Services. The foregoing limitation on commission rates shall not apply, however, to the existing agreement between PSS and ClaimRemedi Inc.

          3.10 From and after the date that Clinical Cycle Services are Generally Available with respect to a particular medical specialty, PSS agrees that (i) it will not enter into any new agreements or arrangements to sell any third party's Similar Clinical Cycle Services relating to such medical specialty that are based on an application service provider ("ASP") model, and will terminate any such agreement or arrangement then in effect, and (ii) in the event PSS enters into a contract, agreement or arrangement with any provider of Similar Clinical Cycle Services relating to such medical specialty that are based on an ASP model, PSS shall not be entitled to accept any commissions for sales of Similar Revenue Cycle Services sold by such provider.

          3.11 After termination or expiration of this Agreement:

          (a) PSS shall not sell Similar Services to any PSS/Athena Customer; if it does so and cannot cure such action (for example, by terminating such sale) within 30 days of receipt of notice from Athena, the obligations of Athena set forth in paragraph (b) of this Section 3.11 shall terminate and be of no further force or effect.

          (b) Athena shall not directly or indirectly (i) sell any medical, surgical or pharmaceutical products to any PSS/Athena Customer, or (ii) accept compensation for any medical, surgical or pharmaceutical products sold to any PSS/Athena Customer.

          (c) Notwithstanding the foregoing, (i) if this Agreement is terminated by PSS in accordance with Sections 5.1, 5.2 or 5.4 of this Agreement, then PSS shall be relieved of its obligations set forth in paragraph (a) of this Section 3.11 and such obligations shall have no force or effect; and (ii) if this Agreement is terminated by Athena in accordance with Sections 5.1, 5.2 or 5.4 of this Agreement, then Athena shall be relieved of its obligations set forth in paragraph (b) of this Section 3.11 and such obligations shall have no force or effect.

          3.12 Athena and PSS intend to work together toward the development, marketing and sale of an inventory management system having the characteristics set forth on Exhibit E hereof, which development, marketing and sale and other related rights and obligations of the Parties shall be as set forth in an amendment to this Agreement.

4    TERM OF AGREEMENT

          4.1 The term of this Agreement shall commence on the Effective Date and, subject to any earlier termination of this Agreement in accordance with its terms, shall continue for a period of three
               (3) years. Subject to any earlier termination of this Agreement in accordance with its terms, this Agreement shall automatically renew after the initial 3 year term and the term of this Agreement shall be extended for successive one year periods unless either Party gives notice of termination no later than sixty (60) days prior to expiration of the then-current term.

          4.2 In the event of expiration or termination of this Agreement for any reason, this Agreement shall continue to apply to all Orders previously accepted by Athena.

5    TERMINATION

          5.1 If either Party breaches or fails to perform any of the obligations imposed upon it under the terms of this Agreement, the other Party may terminate the Agreement in the event the breaching Party fails to cure such breach within sixty (60) days after receiving written notice of such breach from the non-breaching Party.

          5.2 To the extent permitted by law, if either Party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned, the other Party may terminate this Agreement immediately upon notice to the other Party and may cancel any unfulfilled obligations.

          5.3 Either Party may terminate this Agreement without cause by giving the other Party at least one hundred twenty (120) days written notice thereof.

          5.4 Either Party may terminate this Agreement by written notice to the other Party within 30 days after a Change of Control of such other Party.

          5.5 In event of a termination of this Agreement, (i) PSS shall immediately cease marketing, promoting or initiating sales of the Services, (ii) PSS shall cease use of all Athena trademarks, service marks and trade names and (iii) each Party shall return all Confidential Information and other tangible materials as provided herein.

          5.6 In the event of termination or expiration of this Agreement for any reason, PSS shall be entitled to continued payment of its commission for a tail period of two (2) years following such termination or expiration, with respect to customers who had purchased Revenue Cycle Services and/or Clinical Cycle Services as of the Termination Date, as calculated, payable and set forth herein, for as long as the customers use such Services. There will be no situation (post-termination or expiration of this Agreement) by which Athena may discontinue or interrupt the payment of commissions to PSS during the 2 year tail unless and only to the extent a customer terminates the Services.

6    ASSIGNMENT

          During the term of this Agreement, the rights of either Party under this Agreement shall not be assigned nor shall the performance of duties hereunder be delegated, without the other Party's prior written consent, which shall not be unreasonably withheld; provided however, either Party may assign this Agreement (i) to an Affiliate that is an Affiliate as of the date of execution of this Agreement; (ii) to an Affiliate whose assets consist entirely of the assets of an

Affiliate or Affiliates that were Affiliates as of the date of execution of this Agreement; or (iii) in the event of the sale of all or substantially all the assets of the Party or a controlling interest in the Party. Notwithstanding the generality of the foregoing, in the event Athena, or a controlling interest therein, is acquired by a third party, whether through merger, restructuring, sale of assets, sale of stock or otherwise, Athena agrees to require the successor third party to assume all obligations under this Agreement. This Agreement shall be binding on all successors and assigns of Athena.

7    PRICES AND PAYMENTS

          7.1 Athena shall pay PSS a commission for the sale of the Services to PSS Leads in accordance with Exhibit A, attached hereto, subject to any applicable offsets in accordance with Exhibit A.

          7.2 For purposes of this Agreement, a Practice shall be deemed a registered PSS Lead if it has been introduced to Athena through any one of the following marketing tactics and is registered in accordance with Section 7.3 below:

          (a) The PSS Sales Rep scheduled a telephone or face-to-face meeting with a representative of the Practice and Athena;

          (b) The PSS Sales Rep is responsible for a representative of the Practice attending an Athenahealth sales webinar;

          (c) The PSS Sales Rep has directed a representative of the Practice to attend a local Athenahealth sales seminar; or

          (d) The PSS Sales Rep called and informed the appropriate Athena sales representative of the Practice and documented Practice-specific information as reasonably required by Athena.

          7.3 If PSS, through its pursuit of one or more of the tactics set forth in Section 7.2 above or otherwise, identifies a Practice that it believes in good faith could generate an Order, PSS will inform Athena by e-mail or by telephone in accordance with
               Section 7.2 (d) above, identifying the Practice, its size and specialty. If Athena has not previously registered the Practice in its customer relationship management system as a lead, and unless Athena knows that pursuit of the sale is not advisable, Athena will promptly (within two business days) notify PSS by e-mail that the Practice is qualified and registered as of the date of such email, and the Practice will be deemed a "PSS Lead" for a period of 18 months from the date of such registration. If the Practice is already registered in Athena's customer relationship management system as a lead, Athena shall in good faith conduct a diligent review to determine the background of the lead and to determine if it was properly registered and maintained as a lead, and shall, as promptly as is practicable, inform PSS in writing of the results of such review and the reasons for not registering the potential customer as a PSS Lead. Notwithstanding anything to the contrary in this Agreement, if Athena


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Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.

               contracts for the provision of any Services to a PSS Lead during the 18 month period after its registration, such contract shall be deemed an Initial Sale under a PSS Order for purposes of this Agreement.

          7.4 Athena will effectively and promptly follow up on all PSS Leads within 10 days of the Practice being deemed a PSS Lead and Athena will keep PSS informed of the results. However, if Athena reasonably and in good faith believes that pursuit of the sale is not advisable, it shall so notify PSS promptly after designation of the Practice as a PSS Lead, and in such event Athena shall not be obligated to follow up on such PSS Lead. If the PSS Lead is a Practice consisting of four or more individuals, Athena's follow up activities shall include an in-person meeting between the Practice and an Athena field sales rep. If the PSS Lead is a Practice consisting of less than four individuals, Athena's follow up activities shall include its Virtual Sales Method.

          7.5 Payment from Athena to PSS shall be in U.S. dollars fully payable within thirty (30) days following each month end. A commission payment report will be submitted to PSS within fifteen (15) days following each month end.

          7.6 In competitive situations or as part of a large order, PSS and Athena may agree on a special price arrangement. In addition, Athena may, in collaboration with PSS, agree to discount standard pricing by up to *% (or up to the then current discount threshold for Athena's sales representatives) under circumstances in which price is mutually determined by Athena and PSS to be an obstacle to a sale of Services. For avoidance of doubt, the foregoing does not grant any right to PSS to determine Athena pricing to Athena customers nor the fact that PSS may get commissions under this Agreement be deemed to prevent Athena from offering other discounts or credits to customers, from declining to contract with prospective customers or from terminating customer contracts as it, alone, determines.

          7.7 To the extent Athena is not otherwise prohibited under this Agreement from using other independent resellers of the Services, Athena (including its Affiliates, successors and assigns) agrees that the commission rates and the total commission payout to be paid to PSS under this Agreement shall be at least as favorable as the commission rates and/or total commission payout to be paid by Athena, as applicable, to other independent resellers of Athena's Services.

          7.8 Unless the Parties otherwise agree, a sales booking quota shall apply to PSS during the fifth Contract Year equal to *% of the PSS Bookings achieved during the fourth Contract Year and each Contract Year after the fifth Contract Year shall have a sales booking quota as may be agreed upon by the Parties, provided that if after good faith discussions the Parties fail to agree on a quota, then the quota shall be equal to *% of the PSS Bookings achieved in the previous Contract Year. Athena shall be obligated to pay continuing commissions on PSS Orders indefinitely (except in the case of termination or expiration of this Agreement as set forth in Section 5.6 hereof); provided that if PSS fails to meet it sales booking quota in any Contract Year, then Athena's obligation to pay continuing commissions on PSS Orders entered into prior to the end of such Contract Year shall be limited to five years with respect to each PSS Order. For the avoidance of doubt, (i) except as otherwise provided in this Section 7.8 and
               Section 5.6, Athena shall be obligated to pay PSS the commissions under Exhibit A for as long as the customer uses the applicable Services, and (ii) any failure by PSS to meet its sales booking quota in any Contract Year shall have no affect on the obligations of Athena set forth in Article 3 hereof.

8    OBLIGATIONS OF PSS

          8.1 PSS will use its best efforts to promote and market the Services within the Territory, and engage in sales activities approved by Athena in writing in the Territory, including but not limited to prospecting for sales leads and distributing printed material supplied by Athena to potential customers. Athena may, but will not be obligated to identify sales leads for PSS.

          8.2 PSS will introduce Athena sales personnel to PSS Leads and will coordinate and participate (where reasonably feasible for it) in an initial sales meeting with such Practices and in demonstration of the Services by Athena.

          8.3 PSS will assist Athena in identifying Practice needs and expectations with respect to Proposals.

          8.4 As reasonably requested by Athena, the PSS sales representative will coordinate and participate in presentation of Proposals to PSS Leads.

          8.5 PSS will transmit to PSS Leads Athena technical information and other pre-sales customer liaison information to Athena and will provide pre-sales advice to Athena as to the implementation of Services and training programs. PSS will inform Athena of all inquiries and requests of PSS Leads relating to the potential sales of Services, will promptly and diligently collect and communicate to Athena all requests for price and term quotes from them, and will contemporaneously furnish Athena with copies of all pertinent correspondence and communications by PSS with them.

          8.6 PSS will provide such other assistance with respect to PSS Leads as Athena may from time to time reasonably request.

          8.7 PSS will make periodic reports to Athena, as reasonably requested by Athena, with respect to potential sales, including available information relating to commercial conditions in the Territory.

          8.8 PSS will adhere to Athena's price and terms established for any Practice and will not offer, promise, agree to or disclose prices or terms for Services not as explicitly approved by Athena in writing on a Practice-by-Practice basis. PSS will adhere to, cooperate and comply with Athena's sales policies and programs, will at all times conduct its business in a manner as will reflect favorably on Athena and the Services and will not engage in any deceptive, misleading, illegal or unethical business practice.

          8.9 PSS will at all times designate and refer to the Services by their current names (as designated by Athena) and identify them as the Services of Athena being offered for sale through PSS. PSS will not represent or permit representation of the Services as its own, as supplied by it or as contracted by it. PSS will not engage in advertising or in Internet or media promotions or in any direct mail or telephone or fax marketing campaign of the Services. For the avoidance of doubt, sales information concerning the Services provided to Practices who call the PSS call center shall not constitute a telephone marketing campaign. No signage, written material, business cards, brochures, or other descriptions of PSS or its business will include mention of Athena unless individually and specifically approved in writing by a vice-president or higher officer of Athena. In advance of any use or distribution, PSS will furnish and get Athena's written approval for copies of all written or electronic matter used by PSS which are not supplied by Athena and in which Athena or the Services are mentioned.

          8.10 PSS will promptly advise Athena concerning any market information that may come to PSS's attention regarding the Services, PSS's market position, and the continued competitiveness of the Services in the marketplace, including charges, complaints, or claims about the Services. PSS shall confer with Athena from time to time, at the request of Athena on matters relating to market conditions, sales forecasting and service planning.

          8.11 PSS will not make any representations, warranties, or guarantees to End- Users or to the public with respect to the specifications, features or capabilities of athenaNet(R) services that are inconsistent with the literature distributed by Athena, including all warranties, disclaimers, and license terms contained in such literature.

          8.12 PSS will be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including but not limited to, the expenses incurred in fulfilling its duties and responsibilities as described above; salaries for its personnel; costs and expenses associated with establishing and maintaining its sales organization and offices; communication expenses; travel expenses, promotion expenses and any and all taxes, duties, tariffs or charges which may be imposed on PSS. Subject to Section 2.2 hereof, PSS, in its sole discretion, will determine how PSS Sales Reps are compensated for the sale of Services.

          8.13 PSS will designate an individual as the primary point of contact to communicate with Athena personnel and to manage strategy and logistics related to the arrangements described in this Agreement.

9    OBLIGATIONS OF ATHENA

          9.1 Athena will provide information to PSS on Service configuration, price, delivery, scheduling, and implementation, sales orders, order status, and invoices as reasonably requested by PSS with respect to Practices that PSS has identified to Athena as prospects. Athena shall provide PSS, on an as needed basis, with Athena's sales pipeline report as in existence from time to time; provided that PSS shall agree that if such information is shared with any member of PSS's field sales organization, it will notify Athena.

          9.2 Athena, at its sole expense, will provide PSS with Service marketing brochures, descriptions and other marketing collateral in quantities and types as reasonably determined by Athena. Athena will provide PSS with reasonable sales and technical information regarding the Services, at Athena's sole expense and in quantities to be established by Athena. All such items furnished by Athena to PSS will remain the property of Athena, and to the extent not distributed to prospects, will be returned to Athena or certified as destroyed by PSS when Athena so requests, but in no event later than the effective date of termination of this Agreement.

          9.3 Athena will receive and consider in good faith all inquiries and request for proposals, terms and prices provided to it by PSS and Athena will provide all practices deemed to be PSS Leads with proposal and contract forms sufficient to provide to prospects proposals, quotes of price and terms. Athena will receive and consider in good faith acceptance of all Orders submitted by PSS. Notwithstanding the foregoing and without limitation, Athena may refuse to accept an Order where Athena business records show that there is pre-existing sales activity by another person or entity on behalf of Athena, or Athena in its discretion determines that the sale is not advisable.

          9.4 If Athena accepts an Order, Athena will use its best efforts to meet the delivery dates and terms therein and otherwise to fulfill its commitments pursuant to that Order. Athena will assume all responsibility for the quality and performance of the Services by it not caused by incorrect or incomplete information provided to it or to the Practice by PSS. Athena will provide and make available expert personnel and sales and technical assistance, in the manner and at the time Athena considers appropriate under the circumstances, to follow-up PSS's promotion and sales activities and to fulfill accepted Orders. Athena will be solely responsible for the design, development, supply, production and performance of Services, and the performance of its personnel, but in no event will PSS be entitled to nor have any right to claim any compensation or loss for loss of clientele, sales, or commission or for any other reason arising from Athena's performance or failure to perform any obligations under any accepted Order provided that Athena has acted in a good faith and reasonable manner.

          9.5 As reasonably requested by PSS, Athena from time to time will arrange for briefings and demonstrations to PSS and to Practice prospects with respect to the Services, as well as more advanced programs depending on the circumstances to familiarize PSS and prospects with the use and applications of the Services and to facilitate PSS's performance of its duties hereunder. Athena and PSS will consult from time to time and review the nature and content of such briefings and programs to determine whether they are accomplishing their purposes and whether improvements can be made thereto. Such briefings and programs may take place at Athena's facilities or elsewhere as may be approved by Athena. Athena will bear the cost of arranging and conducting such programs, including the cost of its personnel, and PSS will likewise bear its own costs and expenses in attending such programs.

          9.6 Athena will provide a one-day training course to PSS with respect to the athenaNet(R) Services without charge at Athena's facilities two (2) times per year for the term of this Agreement. Athena may combine this training with customer or internal training, as it deems appropriate. All costs related to travel and personal expenses for PSS employees will be the responsibility of PSS.

          9.7 Athena will be responsible for billing and collection of all fees for Services from End-User customers.

          9.8 Athena shall provide sales support during normal business hours (8:30 AM to 5:00 PM EST/EDT, Monday through Friday), and shall designate a primary customer service representative for PSS.

          9.9 Athena will designate an individual as the primary point of contact to communicate with PSS personnel and to manage strategy and logistics related to the arrangements described in this Agreement.

          9.10 Athena will not pay its sales personnel a higher commission rate with respect to sales of Services to customers other than PSS/Athena Customers than it pays on sales to PSS/Athena Customers.

10   ADVERTISING, PROMOTIONS, TRADEMARKS AND COPYRIGHTED MATERIAL

          10.1 Athena hereby grants PSS a non- exclusive, royalty-free limited right and license during the term of this Agreement to use, display, copy and distribute only those Athena trademarks, service marks or trade names which are associated with the Services and are contained in the marketing collateral and other materials provided to PSS pursuant to this Agreement or otherwise approved for use by PSS by Athena pursuant to this Agreement, solely for purposes of and in connection with the advertisement, promotion and sale of the Services. PSS may not alter any such marketing collateral or other materials provided by Athena in any way, without the prior express written consent of Athena. Except as expressly permitted herein, or as expressly agreed by the parties in writing, PSS may not affix or display any Athena mark to any materials other than the marketing collateral and other materials provided by Athena. Athena also grants PSS, during the term of this Agreement, a non-exclusive royalty-free limited right and license to post or otherwise display on the PSS Intranet, Extranet and Internet web sites only those Athena trademarks, service marks or trade names, and/or other materials, as the Parties mutually agree in writing from time to time, solely for purposes of and in connection with the advertisement, promotion and sale of the Services; provided that for purposes of quality control, any such posting and associated textual description, placement, or design is approved in advance in writing by Athena. Any use of any Athena trademark, service mark or trade name by PSS pursuant to this paragraph, and any goodwill generated thereby, shall inure solely to the benefit of Athena, and nothing herein shall convey to PSS any ownership right, title or interest in or to any patent, trademark, service mark or trade name belonging to Athena.

11   SALES, MARKETING AND SUPPORT OBLIGATIONS

          11.1 Athena shall maintain a commercially reasonable number of sales/support representatives to provide marketing, demonstration and sales support for PSS's sales efforts under this Agreement. The sales representatives shall be reasonably available to PSS as reasonably required in support of PSS's sales efforts with respect to the Services. Athena shall use commercially reasonable efforts to increase the number of sales/support representatives within one (1) year after the Effective Date of this Agreement. Athena shall replace terminated or transferred sales representatives within sixty (60) days after such termination or transfer.

          11.2 PSS and its Sales Reps shall become knowledgeable about and maintain detailed knowledge of the Services and shall arrange for those responsible for training Sales Reps to attend sales training meetings as may periodically be scheduled by Athena. Travel and other incidental expenses of PSS incurred for such training shall be borne by PSS. In addition, in certain circumstances involving sales to potential customers which are not PSS Leads, at the discretion of Athena, Athena may request a PSS Sales Rep to provide account guidance, assistance with negotiations or to assist in accelerating stalled sales. If such a request is made and such assistance is given, then PSS shall be entitled to a Deal Assist commission with respect to such sale, as set forth on Exhibit A.

          11.3 PSS acknowledges that all customers who purchase the Services must enter into an Athenahealth Services Agreement with Athena, the current forms of which, relating to Revenue Cycle Services and Clinical Cycle Services, respectively, are attached hereto as Exhibit B-1 and Exhibit B-2, before services will be provided by Athena and the Services will be available to such customers. Neither PSS nor any of the PSS Sales Reps shall modify, supplement or otherwise change the terms and conditions of the Services Agreement.

12   BOOKS AND RECORDS

          12.1 Each Party shall retain accurate books and records relating to performance of and compliance under this Agreement for a minimum of two (2) years after their creation. Each Party shall have the right to inspect such books and records relating to the Parties' relationship and business over the two (2) year period, no more frequently than twice each calendar year. The following terms and conditions shall apply with respect to each such audit:

          12.2 The audited Party shall designate a central contact point and coordinator for the audit;

          12.3 The auditing Party shall provide the audited Party with at least ninety (90) days prior advance written notice of the requested audit, and shall promptly notify the audited Party of any regulatory or governmental agency requested audit;

          12.4 The audited Party shall have the right to notify the auditing Party of annual "blackout periods" during which times, due to other demands on the audited Party's internal resources, the audited Party shall not be obligated to prepare for or permit the requested audit, or any other audit that is not legally mandated to be conducted within a particular period of time;

          12.5 The auditing Party shall work and coordinate in good faith with the audited Party to establish a reasonable audit sampling approach to minimize the disruption to the audited Party's operations; and

          12.6 The auditing Party shall bear the costs for such audit; provided, however, that if an independent auditor determines during the audit that a discrepancy exists in the audited company's books and records which resulted in a payment error in any month of fifteen percent (15%) or more, then the audited Party shall reimburse the auditing Party for all reasonable expenses incurred by the auditing Party in conducting any such audit.

13   REPRESENTATIONS AND WARRANTIES

          13.1 Both Parties, represent, warrant and covenant to the other that:

               13.1.1. They are and will continue to be a duly formed and validly existing entity in good standing under the laws of the state of its organization.

               13.1.2. The execution, delivery and performance under this
                    Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary actions by each Party. This Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of both Parties enforceable in accordance with its terms.

               13.1.3. The execution, consummation of the transactions
                    contemplated by, and/or compliance with the terms and provisions of this Agreement, will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of either Party's constituent documents or any agreement, license or other contract or instrument to which either Party is a party or by which either Party may be bound or affected or to which either Party is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

               13.1.4. They will not publish or cause to be published any statement, or encourage or approve any advertising or practice, which might mislead or deceive any parties or might be detrimental to the good name, marks, good will or reputation of either Party.

               13.1.5. They will conduct business in a manner that reflects favorably at all times on the other Party and their reputation; not engage in deceptive, misleading, or unethical practices; make no false or misleading representations with regard to the other Party; nor publish or employ any misleading or deceptive advertising material. Without limiting the generality of the foregoing, the Parties agree to be bound by the provisions set forth in Exhibit D hereto, which is hereby incorporated herein by reference.

          13.2 Athena represents and warrants to PSS that:

               13.2.1. Athena has good and marketable title to, or has otherwise adequate rights in, all software and systems used in the delivery of the Services.

               13.2.2. To the best of Athena's knowledge, the use of the
                    Services by any existing or potential customer of PSS does not and will not infringe any intellectual property right held by any third party, provided that such customer complies with all of the terms, conditions, and restrictions on use contained within such customer's Services agreement with Athena.

               13.2.3. Except as listed in Exhibit C to this Agreement, to the best of Athena's knowledge, there are no threatened or pending claims, disputes, actions or suits involving Athena or any of its Affiliates that (i) relate to any software or system used in the delivery of the Services and (ii) allege infringement of any intellectual property right held by any third party.

14   FORCE MAJEURE

          No Party to this Agreement shall be liable for failure or delay of performance of any of its obligations hereunder if such failure or delay is due to causes beyond its reasonable control including, without limitation, natural disasters, fires, earthquake or storm, strikes, failures of public utilities or common carriers, acts of war, or intervention, acts restraints or regulations of any governmental authority, including compliance with any order of any governmental authority; provided that any such delay or failure shall be remedied by such Party as soon as possible after removal of the cause of such failure. A Party suffering such delay or which expects to suffer such delay shall promptly notify the other Party in writing of the cause and expected duration of such delay. In the event a delay lasts or is expected to last more than sixty (60) days the other Party shall have the option to terminate this Agreement upon written notice.

15   CONFIDENTIALITY

          15.1 Return of Confidential Information. Each Party (the "Receiving Party") shall return to the other all Confidential Information (as defined below) received from that other Party (the "Disclosing Party"), along with all copies, immediately upon the termination of this Agreement.

          15.2 Remedies. Each Party shall be liable to the other for damages caused by any breach of this Section 15 or by any unauthorized disclosure or use of the other's Confidential Information by such Party or third parties to whom unauthorized disclosure was made. In addition to any other rights or remedies which may be available to it, each Party shall be entitled to seek appropriate injunctive relief or specific performance to prevent unauthorized use or disclosure of Confidential Information. Each Party acknowledges and agrees that the unauthorized use or disclosure of the other Party's Confidential Information will cause irreparable injury to the other Party and that money damages will not provide adequate remedy to the other Party.

          15.3 Confidential Information. The business and technical information developed or acquired by, or entrusted by a third party to, each Party, including, but not limited to, customer lists, names, contact information, addresses, telephone numbers, email addresses, Service designs, manufacturing processes, Service pricing, pricing strategies and pricing information, business plans, and all related trade secrets ("Confidential Information") are the exclusive property of such Party, are among such Party's valuable assets, and their value to that Party may be lost by their unauthorized use or disclosure to persons or entities not related to such Party. Neither Party shall, directly or indirectly, use the other Party's Confidential Information received hereunder (other than directly in connection with its obligations hereunder) or disclose or disseminate it to any party or entity during the term of this Agreement or at any time thereafter (subject to the exceptions below), regardless of the reason for such expiration, without the express written consent of the other Party. This obligation of confidentiality shall not apply to any Confidential Information which (i) was properly and lawfully known to the Receiving Party at the time of receipt without any misconduct on the Receiving Party's part;
               (ii) was in the public domain at the time of receipt; (iii) becomes public through no wrongful act of the Party obligated to keep it confidential; or (iv) is properly received by the Receiving Party from a third party who did not thereby violate any confidentiality obligations to the Disclosing Party.

          15.4 Cooperation. The Receiving Party may disclose Confidential Information in response to a request for disclosure by a court or other governmental authority, including a subpoena, court order, or audit-related request by a taxing authority or other governmental authority, or if so obligated under applicable laws or regulatory authority, provided that the Receiving Party shall promptly notify the Disclosing Party and cooperate with the Disclosing Party in seeking continued protection of the confidentiality of such Confidential Information, including avoidance or limitation of such disclosure, or disclosure under continued confidentiality protection and restrictions.

          15.5 Ownership of Intellectual Property. Nothing in this Agreement shall grant or result in PSS acquiring any right, title or interest in the Services or any proprietary information of Athena even if PSS or Athena modifies, customizes or privately brands the Services. PSS shall take appropriate steps by instruction, agreement or otherwise with its employees and Sales Reps to restrict and control the use of such information and Services as required by this Agreement.

16   INDEMNIFICATION

          16.1 Athena shall, except as otherwise provided below, indemnify, and hold PSS and its Affiliates (including their respective directors, officers, employees, representatives and agents) harmless, and defend or settle any claim made or any suit proceeding, including reasonable attorneys fees, brought against PSS and its Affiliates (including their respective directors, officers, employees, representatives and agents), subsidiaries, assigns, subcontractors, and customers, arising out of or relating to (i) any Athenahealth Services Agreement or any other agreement between Athena and its customers, or (ii) an allegation that any Service (including any software, system or part thereof), Athena trademarks, Athena trade names, Athena logos, or materials provided by Athena, or any portion or use or sale of any of the foregoing, infringes, misappropriates or violates a patent, copyright, trademark, trade secret, or other intellectual property right of any third party. PSS shall (a) promptly notify Athena in writing of any such claim, (b) reasonably cooperate with Athena in connection with the defense of such claim, and (c) give Athena the sole authority to defend or settle the claim (at Athena's expense). Athena shall pay all damages and costs finally awarded in any such claim, suit or proceeding against PSS or any of its Affiliates (including their respective directors, officers, employees, representatives and agents), or any settlement amount required to settle the claim. In the event the Service is held to infringe and the use or sale of said Service is enjoined, Athena shall have the option at its own expense, to procure for PSS the right to continue selling said Service, or replace same with a non-infringing Service, or modify same so it becomes non-infringing. Notwithstanding anything to the contrary above, Athena shall have no obligation under this paragraph with respect to any claims to the extent arising (i) as a result of any breach by PSS of the terms of this Agreement or (ii) in connection with the sale of a Bolt-On by PSS or use by any customer of a Bolt-On sold by PSS, either alone or in combination with the Services.

          16.2 Each Party (the "Indemnifying Party") shall indemnify, defend and hold the other Party and its Affiliates (the "Indemnified Party") harmless from and against any and all liabilities, claims, demands, damages, costs and expenses or money judgments (including reasonable attorneys fees) asserted against, incurred by or rendered against any of them arising out of or relating to
               (a) third party claims or actions which arise out of the Indemnifying Party's breach of any of its representations, warranties, covenants or other obligations set forth herein, (b) a defect due to defective design, parts, packaging, labeling, advertising materials, or faulty workmanship of, or failure to warn with respect to services provided by the Indemnifying Party, except to the extent that such damage arise out of the Indemnified Party's negligence or breach of this Agreement (as set forth in herein), and (c) third party claims or actions arising from the Indemnifying Party's negligence, breach of this Agreement or other acts or omissions.

          16.3 The indemnification obligations under this Agreement shall survive termination or expiration of this Agreement for any reason.

          16.4 Except as explicitly set forth in this Agreement: (a) all warranties and obligations by Athena with respect to the nature, extent, content, timing, completeness, sufficiency, accuracy and quality of the Services, including but not limited to all data in connection with such Services, are contained exclusively in each agreement of Athena with its customers and are owed only to its customers and not to PSS; and, (b) without limiting the foregoing, EXCEPT FOR ATHENA'S REPRESENTATIONS, WARRANTIES,

               COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT, ATHENA UNDERTAKES IN THIS AGREEMENT NO OTHER WARRANTY, REPRESENTATION OR CONTRACTUAL OR OTHER OBLIGATION WITH RESPECT TO THE SERVICES AND EXPLICITLY DISCLAIMS ANY SUCH WARRANTY, REPRESENTATION OR OBLIGATION UNDER OR WITH RESPECT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR WARRANTY OF MERCHANTABILITY, TITLE, DESIGN, OPERATION OR FITNESS FOR ANY PURPOSE.

17   LIMITATION OF LIABILITY

          EXCLUDING CLAIMS FOR INDEMNIFICATION AND A PARTY'S LIABILITY ARISING FROM BREACHES OF CONFIDENTIALITY, GROSS NEGLIGENCE, INTENTIONAL OR WILFULL MISCONDUCT, AND FAILURE TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONJUNCTION WITH OR ARISING OUT OF THE PERFORMANCE UNDER THIS AGREEMENT OR THE USE OR PERFORMANCE OF PRODUCTS AND SUPPORT SERVICES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18   CONFLICT RESOLUTION

          18.1 Each Party shall designate (in writing, if requested by the other Party) a relationship manager responsible for the day to day management and coordination of the Party's performance under this Agreement, and the Parties' communications, transactions and relationship with each other. The relationship managers shall address conflicts that arise relative to this Agreement. If these relationship managers can not resolve such conflicts, then Athena and PSS shall promptly establish a review board comprised of appropriate members of management from Athena and PSS to resolve the conflict.

          18.2 In the event that the review board of the Parties does not resolve a dispute within thirty (30) days from the date the review board is established, then the Parties agree to submit the dispute to non-binding mediation. If the Parties do not resolve the dispute through mediation, then the dispute will be submitted to binding arbitration as provided in Section 18.3 below.

          18.3 Arbitration pursuant to this Agreement will take place before a panel of three arbitrators in accordance with the American Health Lawyers Association (AHLA) Alternative Dispute Resolution Service Rules of Procedure for Arbitration. Either Party will initiate such arbitration only in Washington, DC by making a written demand for arbitration on the other Party and notifying the AHLA Alternative Dispute Resolution Service. The

               Parties agree to be bound by the final decision of the arbitrators and to accept any final decision by the arbitrators as a final determination of the matter in dispute. The Parties will share equally the costs of the arbitration, including any administration fee, the arbitrator's fee, and costs for the use of facilities, during the arbitration. Attorney's fees and costs may be awarded to the prevailing Party at the discretion of the arbitrators. Notwithstanding the foregoing, either Party may terminate the Agreement according to its terms or may seek injunctive relief in court to prevent imminent harm, on condition that in the latter case such Party will immediately submit the merits of the subject of any injunction to arbitration pursuant to this Subsection.

19   INSURANCE

          Both Parties shall obtain, pay for and maintain the following insurance coverages:

          19.1 COMPREHENSIVE COMMERCIAL GENERAL LIABILITY insurance, including product liability insurance against claims regarding the Services and its activities contemplated by this Agreement, in an amount not less than one million dollars ($1,000,000) Combined Single Limit bodily Injury & Property Damage Each Occurrence / two million dollars ($2,000,000) Aggregate, independent contractors, and personal and advertising injury coverages.

          19.2 WORKERS' COMPENSATION insurance with limits to conform with the greater of the amount required by applicable law or one million dollars ($1,000,000) each accident, including occupational disease coverage.

          19.3 COMPREHENSIVE AUTOMOBILE LIABILITY insurance with limits not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverages, as applicable.

          Both Parties shall maintain such insurance during the term of this Agreement and thereafter for so long as it maintains insurance for itself covering such activities. Both Parties shall maintain such insurance during the term of this Agreement and thereafter for so long as it maintains insurance for itself covering such activities. Coverage shall be written on a Standard ISO Occurrence Form CG00010196 or its equivalent. Upon execution of this Agreement, and thereafter upon request from the other Party, both Parties will provide certificates and renewal certificates of insurance reflecting such policies and coverages as required above.

20   NON-SOLICITATION

          Throughout the term of this Agreement and for a period of one (1) year thereafter, neither Athena nor PSS will, directly or indirectly, induce or attempt to induct any employee of the other to terminate his or her employment with the other or hire or offer to hire away or attempt to hire away any employee of the other.

21   GENERAL

     21.1 Entire Agreement. This Agreement constitutes the entire Agreement between the Parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith. Upon the execution and delivery of this Agreement, the Prior Agreement shall be amended in its entirety and restated herein, and all provisions of, rights granted and covenants made in the Prior Agreement shall be superseded in their entirety and shall have no further force or effect. No addendum, amendment, waiver or modification hereto or hereunder shall be valid unless specifically made in writing and signed by an authorized signatory of each of the Parties hereto. No form, invoice, order, receipt or other document provided by either Party shall operate to supersede, modify or amend any provisions of this Agreement, unless the document expressly states that it modifies or amends this Agreement and is signed by an authorized representative of both Parties. Neither Party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights. All Exhibits attached to the Agreement shall be deemed a part of this Agreement and incorporated herein. Terms that are defined in this Agreement, and used in any Exhibit, have the same meaning in the Exhibit as in this Agreement. The provisions of an Exhibit shall prevail over any conflicting provisions of the body of this Agreement.

     21.2 Publicity. During the term of this Agreement and at all times after the termination or expiration of this Agreement for any reason, neither Party shall make any media release or other public announcement relating to or referring to this Agreement without the other Party's prior written consent. Notwithstanding the foregoing, to the extent required by the Securities and Exchange Commission or other agency, either Party may make public disclosures about this Agreement and the terms thereof. Either Party will provide a copy of any required public disclosures associated with this Agreement at least two (2) business days prior to release to the public. Athena shall acquire no right to use, and shall not use, without PSS's prior written consent, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials, of PSS, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or to imply any endorsement of Athena or Athena's products; or (c) in any manner other than expressly in accordance with this Agreement.

     21.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail or delivered either by hand or by messenger, or sent via fax, addressed to the address set forth at the foot of this Agreement. Any notice or other communication so addressed and mailed by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given when so mailed. Any notice or other communication so addressed and delivered by hand, by messenger or by fax shall be deemed to be given when actually received by the addressee.

     21.4 Venue and Jurisdiction. The laws of the State of Florida, will govern any disputes arising in connection with this Agreement. Athena and PSS hereby consent to the exclusive jurisdiction and venue of the Florida federal courts, and Florida state courts if a federal court denies jurisdiction.

     21.5 Attorneys' Fees. In any action to enforce a provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and other costs incurred in such action, in addition to any other relief available at law.

     21.6 Severability. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement shall not be affected and the offending provision shall be deemed modified to the minimum extent necessary to make it consistent with applicable law, and, in its modified form, the provision shall then be enforceable and enforced.

     21.7 Captions. The section headings and captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement nor substantively affect it in any way.

     21.8 Survival. Any expiration or termination of this Agreement shall be without prejudice to the survival of any provision expressly extending beyond the term of this Agreement or necessary to interpret the rights and obligations of the Parties in connection with the expiration or termination of this Agreement. Without limiting the generality of the foregoing, the following provisions shall survive the expiration or termination of this Agreement: Section 3.11, Section 4.2, Section 5.6,
          Article 15 (Confidentiality), Article 16 (Indemnification), Article 17 (Limitation of Liability), Article 18 (Conflict Resolution) and
          Article 21 (General).

     21.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their successors and permitted assigns, and does not confer any rights or remedies on any other person or entity.

     21.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their respective successors-in-interest, legal representatives, heirs and assigns.

     21.11 Further Assurances. Each Party hereto agrees to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective, to consummate and to perform the undertakings and obligations contemplated by this Agreement.

     21.12 Cumulative Remedies. Except as otherwise expressly provided for in this Agreement, the rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither the asserting of any right nor the employing of any remedy shall preclude the concurrent assertion of any other right or employment of any other remedy.

     21.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall be considered one and the same Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be executed by their duly authorized representatives.

athenahealth, Inc.,                     WORLDMED SHARED SERVICES, INC.,
a Delaware corporation                  a Florida corporation


By: /s/ Jonathan Bush                   By: /s/ John Sasen
    ---------------------------------       ------------------------------------
Printed: Jonathan Bush                  Printed: JOHN SASEN
Its: Chairman & CEO                     Its: EUP/CMO

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT A

                                   COMMISSIONS

1. Commission Rates. If Athena enters an Initial Sale by countersigning a PSS Order for provision of Revenue Cycle Services and/or Clinical Cycle Services with a PSS Lead within eighteen months after the PSS Lead first becomes a PSS Lead, then Athena will pay a commission to PSS at the rates set forth below:

Commission Rates:

                                         Initial Commission       Subsequent Commission
                                               Payment                  Payments
                                     --------------------------   ---------------------
PSS Commission Payment (calculated   *% (based on *% of each                *%
as a percentage of Estimated         PSS Order's Estimated
Contract Value of a PSS Order)       Contract Value)

2. Accrual of Commissions. The commissions shall accrue as follows with respect to each PSS Order and shall be payable pursuant to Section 7 of the Agreement:

     a.   Initial Commission Payment:

          - *% of Athena's projected Year 1 Revenue for the PSS Order as calculated in the applicable Athenahealth Services Agreement will accrue with respect to *% of the Estimated Contract Value of a PSS Order on the date on which Athena countersigns a PSS Order for provision of Services to a PSS Lead. Such amount shall be paid on the Go Live Date of such PSS Order, and shall be adjusted 15 months after the Go Live Date to reflect actual revenue received by Athena during the first year of the contract with such PSS/Athena Customer.

     b.   Subsequent Commission Payments:

          - The subsequent annual commission payments, which shall be equal to *% in the aggregate based on the actual Revenue with respect to a PSS Order as of the date 15 months after the PSS Order's "Go-Live Date," will accrue in 12 monthly installments beginning on the PSS Order's "Go-Live Date" as such term is defined in the applicable Athenahealth Services Agreement. Thereafter, annual commissions due to PSS with respect to a PSS Order shall accrue in 12 monthly installments beginning on each anniversary of the PSS Order's Go-Live Date. For purposes of calculating the Subsequent Commission Payments, "Revenue" shall mean net collections that have been irrevocably paid by a PSS/Athena Customer to Athena in cash in consideration for the provision of Services.

3. "Deal Assist" Commissions shall be equal to *% of the first year Estimated Contract Value of any order that is not a PSS Order but with respect to which PSS has rendered assistance as described in Section 11.2 hereof. Such amount shall be paid on the Go Live Date of such order, and shall be adjusted 15 months after the Go Live Date to reflect actual revenue received by Athena during the first year of the contract with such customer.

4. Credit. If a PSS/Athena Customer's Athenahealth Services Agreement is terminated prior to the applicable "Go-Live Date", then Athena will credit the amount of any Initial Commission Payment made to PSS with respect to such PSS/Athena Customer against the next payable commissions accrued hereunder, until the amount of the initial commission for such PSS Order payment is offset in full.

                                   EXHIBIT B-1

                       ATHENACOLLECTOR SERVICES AGREEMENT

                                   EXHIBIT B-2

                       ATHENACLINICALS SERVICES AGREEMENT

                                    EXHIBIT C

                                   LITIGATION

On February 8, 2005, the Company was served with a Complaint in Billingnetwork Patent, Inc. v. athenahealth, Inc., alleging patent infringement. This lawsuit is pending in the Federal District Court of Florida, Middle District (Case Number 05-00205). The Company does not believe it is liable for patent infringement. Billingnetwork Patent, Inc. has sued a number of other entities including two public companies. The patent as written is not limited to the health industry, but would include billing in a broad array of commercial contexts. The Company selected counsel and filed a Motion to Dismiss. The Company is awaiting further action by the Court.

                                    EXHIBIT D

                        CERTAIN AGREEMENTS OF THE PARTIES

- Neither Party will take any action which would have the effect of causing the other to be in violation of any laws, decrees, rules, or regulations.

- Each Party covenants and warrants to the other on a continuing basis that any payments or remuneration to it under this Agreement are for it's own account, and that except as appropriate to carry out its duties as set forth herein in a legal manner, it has no obligation to and will not, directly or indirectly, give, offer, pay, promise to pay, or authorize the payment of money or thing of value to any other person in connection with any transaction for which any payment or remuneration is to be made under this Agreement.

- Each Party represents and warrants to the other on a continuing basis throughout the term that this Agreement is in effect that (1) neither it nor any of its agents is a provider, physician, or supplier as those terms are defined in the Social Security Act as amended from time to time, or any regulations promulgated thereunder; and, (2) neither it nor any of its agents is authorized to nor will they refer, steer, allocate, direct, solicit or otherwise arrange for any patient visit, health care, medical item or medical service with respect to any such provider, physician or supplier that is a customer of Athena or arrange for or make any request for such visit, care, item or service or any purchase order or lease with respect to such visit, care, item or service.

- Each Party represents and warrants to the other that neither it nor any of its agents: has been excluded, disqualified or debarred from participating in any government program; is under sanction or conviction for any Medicaid or Medicare program offense; is the subject of any investigative or criminal, civil, administrative or qui tam proceeding with respect to any allegation of such an offense; or, is party to any settlement or corporate integrity agreement with respect to any allegation of such an offense. If at any time during the term that this Agreement is in effect, the status of the Party or any of its agents should change from the above with respect to exclusion, disqualification, debarment, sanction, conviction, proceeding, settlement or agreement, the Party will immediately notify the other in writing of such change.

- Notwithstanding any provision to the contrary in this Agreement, no payment or remuneration under this Agreement will accrue, be paid or be accepted on account of sale of Athena's Services to any person or entity:

     - That charges, bills or seeks reimbursement or payment on a cost basis from any third party payment program or payor for all or any part of such services;

     - With which the PSS or any of its agents, employees, owners or principals or any of their family members, directly or indirectly has any relationship other than an arms-length relationship as a sales agent or sales representative for one or more vendors to the person or entity. Without limiting the foregoing, the following relationships on the part of PSS will prevent such payment or remuneration:

          -    Operation, management or control,

          - Engagement as an administrator, consultant, purchasing agent, employee, officer, director, trustee, member of the governing body, or attorney-in-fact,

          - Management of substantial activities or exercise of substantial commercial influence over business or personal affairs,

          - A fiduciary duty or duty of fidelity in connection with general business affairs or in connection with purchase of services from Athena, or

          -    Permission or ability exercise purchasing discretion; or,

          - If the offer, payment, receipt or solicitation of compensation to PSS under this Agreement with respect to the person or entity is in violation of any law or of any legal duty to the person or entity.

     - The Parties will each exercise reasonable diligence to identify and avoid proposing or accepting Practices as PSS Leads any person or entity for which payment will not be made under this Agreement, and the Parties will reasonably cooperate to identify such person and entities in advance of any payment. If either Party learns that payment or remuneration has been made not as provided in this Agreement, it will promptly notify the other in writing, and the Parties will unwind the compensation and will cooperate in such other steps as are proper and appropriate to remedy any such situation.

     - Neither Party will claim payment in any form, directly or indirectly, from any third party payment program or payor for all or any part of any activity or for the cost of all or any part of any activity covered under this Agreement, nor will either party shift the financial burden of this Agreement to the extent that any cost reimbursement is claimed from any third party payment program or payor by either of them or to the extent that either party believes that any cost reimbursement is claimed or may be claimed by any third party from any third party payment program or payor.

     - PSS will not solicit, receive, offer or pay anything of value, directly or indirectly, to or from any person or entity in connection with entry by such person or entity into any contract with Athena, continuation of any contract with Athena, or acceptance of services or items from Athena; and PSS will not condition, withhold, or threaten to withhold anything of value to any person or entity in connection with entry or consideration of entry by such person or entity into any contract with Athena, continuation of any contract with Athena or acceptance of services or items from Athena.

     - PSS will make such disclosures to Practices and obtain such consents, authorizations and agreements (including but not limited to any business associate agreements as necessary) with respect to Practices as are required by law in light of its relationships with those Practices and its activities and obligations and rights in connection with this Agreement.

NO FRANCHISE OR DISTRIBUTORSHIP: The Parties agree that nothing in this Agreement or PSS' or Athena's performance under it will constitute PSS a franchisee or participant in any business opportunity of or with Athena under any applicable federal or state law.

                                    EXHIBIT E

                  INVENTORY MANAGEMENT SYSTEM DEVELOPMENT GOALS

PHASE I:

     Link to the existing myPSS.com & SmartScan Basic Functionality from the Athena Platform.

- Customers will be able to login to mypss.com from within an Athenahealth frame-set.

PHASE II:

     Integration of the PSS SmartScan Intermediate

     -    Will include an athena CPT Billing code reconciliation routine

     -    to the PSS inventory valuation

     -    Integration of PSS SmarScan intermediate to Physician GL Systems

PHASE III:

     PSS and athenahealth will co-develop an integrated inventory management platform for the tracking, ordering, and replenishment of medical supplies within the physician office

     - Development of an integrated athenahealth inventory management module. To run on the athenahealth platform (Billing Integration).

     Development of a real time athenahealth inventory management process that is integrated into the procedure / usage capture during the patient clinical work-flows. (EMR Integration).

                                    EXHIBIT F

                             SUBSTANTIAL COMPETITORS

                             Agreement of Amendment

      This Agreement of Amendment (the "Amendment") amends the terms of the "AMENDED AND RESTATED MARKETING AND SALES AGREEMENT" entered between the Parties hereto (the "Agreement"). Except as explicitly amended herein, the Agreement is confirmed; and, it shall remain in full force and effect under its terms as herein amended. Whereas the Parties desire to amend the Agreement in certain respects as set forth below; now, therefore, in consideration of the obligations set forth below and for other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, the Parties hereby agree to amend the terms of the Agreement as follows:

   1. Exhibit A to the Agreement is hereby deleted in its entirety and replaced by the new version of Exhibit A attached to this Amendment.

      IN WITNESS WHEREOF, the Parties have executed this Agreement to be executed by their duly authorized representatives.

athenahealth, Inc.,                     WORLDMED SHARED SERVICES, INC.
a Delaware corporation                  d/b/a PSS WORLD MEDICAL SHARED
                                        SERVICES, INC.,
By:  /s/ Carl Byers                     a Florida corporation
   ----------------------------

Printed: Carl Byers                     By: /s/ John Sasen
                                            -----------------------------
Its: CFO                                Printed:  John Sasen

                                        Its: EUP/CMO
                                             ----------------------------
                                                                  6-22-07

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT A

                                   COMMISSIONS

1. Commission Rates. If Athena enters an Initial Sale by countersigning a PSS Order for provision of Revenue Cycle Services and/or Clinical Cycle Services with a PSS Lead within eighteen months after the PSS Lead first becomes a PSS Lead, then Athena will pay a commission to PSS at the rates set forth below:

Commission Rates:

|-------------------------|-------------------------|---------------------|
|                         |       Initial           |     Subsequent      |
|                         |   Commission Payment    | Commission Payments |
|-------------------------|-------------------------|---------------------|
| PSS Commission Payment  | *% (based on *% of each |                     |
|                         | PSS Order's Estimated   |                     |
|                         | Contract Value)         |         *%          |
|-------------------------|-------------------------|---------------------|

2. Accrual of Commissions. The commissions shall accrue as follows with respect to each PSS Order and shall be payable pursuant to Section 7 of the Agreement:

   a. Initial Commission Payment:

      - In the month following the date on which Athena countersigns a PSS Order for provision of Services to an PSS/Athena Customer, Athena will pay *% of *% of the Year 1 Estimated Contract Value for such PSS Order as calculated in the applicable Athenahealth Services Agreement. 15 months after the Go-Live Date, Athena will compare the Year 1 Estimated Contract Value to the actual Revenue received during the 12 month period preceding such 15 month anniversary of the Go-Live Date. If the actual Revenue during such period was lower than the *% of the Year 1 Estimated Contract Value, then Athena shall reduce the next commission payment due to PSS by such difference multiplied by *%. If the actual Revenue during such period was higher than *% of the Year 1 Estimated Contract Value, then Athena shall increase the next commission payment due to PSS by such difference multiplied by *%.

   b. Subsequent Commission Payments:

      - Beginning on the PSS Order's "Go-Live Date" as such term is defined in the applicable Athenahealth Services Agreement subsequent commission payments, will be paid on a monthly basis and will be *% of the actual monthly Revenue to Athena.

      For purposes of this Exhibit, (i) "Revenue" shall mean net collections that have been irrevocably paid by a PSS/Athena Customer to Athena in cash in consideration for the provision of Services, and (ii) "Year 1" means the 12 month period beginning on a PSS/Athena Customer's Go-Live Date.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

3. "Deal Assist" Commissions shall be equal to *% of *% of the Year 1
Estimated Contract Value of any executed contract for Athena's services that is not a PSS Order but with respect to which PSS has rendered assistance as described in Section 11.2 hereof. Such amount shall be paid in the month following the Go Live Date of such Order. 15 months after the Go-Live Date of such PSS/Athena Customer, Athena will compare the Year 1 Estimated Contract Value to the actual Revenue received during the 12 month period preceding such 15 month anniversary of the Go-Live Date. If the actual Revenue during such period was lower than *% of the Year 1 Estimated Contract Value, then Athena shall reduce the next overall commission payment (including commission payments made under Sections 2 and 3 of this Exhibit) due to PSS by such difference multiplied by *%. If the actual Revenue during such period was higher than *% of the Year 1 Estimated Contract Value, then Athena shall increase the next overall commission payment due to PSS by such difference multiplied by *%.

4. Credit. If a PSS/Athena Customer's Athenahealth Services Agreement is terminated prior to the applicable "Go-Live Date", then Athena will credit the amount of any Initial Commission Payment made to PSS with respect to such PSS/Athena Customer against the next payable commissions accrued hereunder, until the amount of the initial commission for such PSS Order payment is offset in full.